State Committee of Ukraine on Atomic Energy
                             Industrial Amalgamation
                         Chernobyl Nuclear Power Station


                                                                     translation

                              MEMORANDUM OF INTENT


      During the working meeting which took place on November 18, 1996 at the Chernobyl Nuclear Power Station between the Director of the Institute for the General and Nuclear Physics of the Kurchatov Institute Prof. S.T. Belyaev, the General Director of ChNPP Mr. S.K. Parashin, Deputy General Director on the Shelter Project Mr. V.I. Kupnyj, President of the Ukrainian Construction corporation Ukrstroj Mr. Y.K. Pelykh and Director of the US firm Eurotech Ltd. Mr. Peter Gulko the participants acknowledged report of Prof. Belyaev on the successful completion of the laboratory development of EKOR material in its application to the ChNPP problems and beginning of the development of the technological [application] equipment.

      It was noted that all the parties are interested in conducting of the technological development [of the EKOR application] at the site of ChNPP, which will allow to conclude on the method of application of EKOR at the Shelter project.

      ChNPP has the intent to sign a co-operation agreement with the American company [Eurotech] on the said project. It is assumed that the American company will provide for the financing of such site development, Ukrstroj will provide for all the required resources, Kurchatov Institute will provide for the technical support and ChNPP will provide the sites for the testing.

On behalf of
          ChNPP                                    Parashi S.K.
                                                   General Director

          Kurchatov Institute/EAPS                 Prof. Belyaev S.T.
                                                   Director

          Corporation Ukrstroj                     Pelykh Y.K.
                                                   President

          Eurotech Ltd                             P. Gulko
                                                   Director